SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ___________________

                       CAPITAL ALLIANCE INCOME TRUST LTD.,
                         A REAL ESTATE INVESTMENT TRUST
             (Exact name of registrant as specified in its charter)

           Delaware                                           94-3240473
           --------                                           ----------
(State or other Jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                          Identification Number)

50 California Street, Suite 2020
   San Francisco, California                                    94111
   -------------------------                                    -----
(Address of principal executive offices)                      (zip code)

                            -------------------------

                       CAPITAL ALLIANCE INCOME TRUST LTD.,
                         A REAL ESTATE INVESTMENT TRUST
                        1998 INCENTIVE STOCK OPTION PLAN
                            (Full title of the plan)

                            -------------------------

                               RICHARD J. WRENSEN
              Executive Vice-President and Chief Financial Officer
       Capital Alliance Income Trust Ltd., A Real Estate Investment Trust
                        50 California Street, Suite 2020
                         San Francisco, California 94111
                     (Name and address of agent for service)

                                 (415) 288-9575
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                            A. John Murphy, Jr. ESQ.
                     Sheppard, Mullin, Richter & Hampton LLP
                       Four Embarcadero Center, Ste. 1700
                             San Francisco, CA 94111

                         CALCULATION OF REGISTRATION FEE
                ------------------------------------------------

                        Proposed                            Proposed
                        maximum           Amount            maximum              Amount of
Title of securities     offering price    to be             aggregate            registration
to be registered        per share(2)      registered(1)     offering price(2)    fee
----------------------------------------------------------------------------------------------
Common Stock            $ 10.31            221,926          $2,288,057.06         $ 210.45
----------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.
(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457 based upon the average of the high and low prices of the Common Stock as reported on the American Stock Exchange on January 16, 2003. Per share offering price is the average of the strike prices of the subject options pursuant to Rule 457(h)(i).

This Registration Statement Includes a Total of 11 Pages.

Exhibit Index Appears on Page 11.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 1998 Incentive Stock Option Plan (the "Plan") of Capital Alliance Income Trust Ltd., A Real Estate Investment Trust, a Delaware corporation (the "Registrant"), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in accordance with the Note to Part I of Form S-8. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item     3. Incorporation of Documents by Reference.

         The following documents previously filed by the Registrant with the Commission are incorporated in this Registration Statement by reference:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and

         (b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2001; and

         (c) The description of the Common Stock of the Registrant contained in the Registrant's Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post- effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 145(a) of the Delaware Corporation Law (the "Delaware Law") permits the limitation of the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders under certain conditions and subject to certain limitations.

         Section 145 of the Delaware Law (i) permits indemnification of directors, officers, employees and other agents of the corporation under certain conditions and subject to certain limitations and (ii) provides that the corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees and other agents against any liability asserted against or incurred by them in such capacity or arising out of their status as such. Article IX of the Restated Articles of Incorporation of the Registrant provides as follows:

                                   Article IX
                                   ----------

         9.1 Indemnification of Officers and Directors. Each person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "proceeding"), by reason of being or having been a director or officer of the Corporation, or of any predecessor corporation, or being or having been a director or officer serving at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to corporation-sponsored employee benefit plans), whether the basis of the proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall, subject to the terms of any agreement between the Corporation and that person, be indemnified and held harmless by the Corporation to the fullest extent permissible under Delaware Law and this Certificate of Incorporation, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by that person in connection therewith, except that amounts shall be payable in settlement of a proceeding only if the settlement is approved in writing by the Corporation. This indemnification shall continue as to a person who has ceased to be a director or officer for acts performed while a director or officer, and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing, the Corporation shall indemnify any such person in connection with a proceeding (or part thereof) initiated by that person only if the proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article IX shall include the right to be paid by the Corporation the expenses incurred in defending and proceeding in advance of final disposition to the fullest extent permitted by law, and such expenses shall be advanced by the Corporation in advance of the final disposition of a proceeding upon delivery to the Corporation of a written request for such payment and of an undertaking by, or on behalf of, the director or officer to repay all amounts so advanced if it shall be ultimately determined that the director or officer is not entitled to be indemnified.

         Notwithstanding the foregoing or any other provisions under this
Article IX, the Corporation shall not be liable under this Article IX to indemnify a director or officer against expenses, liabilities or losses incurred or suffered in connection with, or to make any advances with respect to, any proceeding against and director or officer: (a) as to which the Corporation is prohibited by applicable law from paying an indemnity; (b) with respect to expenses of defense or investigation, if the expenses were or are incurred without the Corporation's consent (which consent may not be unreasonably withheld); (c) for which final payment is actually made to the director or officer under an insurance policy maintained by the Corporation, except in respect of any excess beyond the amount of payment under the policy;
(d) for which payment is actually made to the director or officer under an indemnity by the Corporation otherwise than pursuant to this Article IX, except in respect of any excess beyond the amount of payment under that indemnity; (e) based upon or attributable to the director or officer gaining in fact any personal profit or advantage to which not legally entitled; (f) for an accounting of profits made from the purchase or sale by the director or officer of securities of the Corporation pursuant to the provisions of ss. 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or (g) based upon acts or omissions involving intentional misconduct or a knowing and culpable violation of law.

         9.2 Indemnification of Employees and Agents. A person who was or is a party or is threatened to be made a party or is otherwise involved in any proceeding by reason of being or having been an employee or agent of the Corporation or being or having been an employee serving at the request of the Corporation as an employee or agent of another enterprise (including service with respect to corporation-sponsored employee benefit plans), whether the basis of the proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as an employee or agent, may, upon appropriate action by the Corporation and subject to the terms of any agreement between the Corporation and that person, be indemnified and held harmless by the Corporation to the fullest extent permissible under Delaware Law and this Certificate of Incorporation, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by that person in connection therewith.

         9.3 Right of Directors and Officers to Bring Suit. If a claim under
Section 9.1 is not paid by the Corporation or on its behalf within 90 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting the claim.

         9.4 Successful Defense. Notwithstanding any other provision of this
Article IX, to the extent that a director or officer has been successful on the merits or otherwise (including the dismissal of a proceeding without prejudice or the settlement with the written consent of the Corporation of a proceeding without admission of liability), in defense of any proceeding referred to in
Section 9.1 or in defense of any claim, issue or matter therein, that director or officer shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

         9.5 Indemnity Agreements. The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the fullest extent permissible under applicable law and this Certificate of Incorporation.

         9.6 Limitation of Liability. A Director of the Corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its Shareholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit.

         9.7 Subrogation. In the event of payment by the Corporation of a claim under Section 9.1 or 9.2 of this Article IX, the Corporation shall be subrogated to the fullest extent of such payment to all of the rights of recovery of the indemnified person, who shall execute all papers required and shall do everything that may be necessary or appropriate to secure such rights, including the execution of such documents necessary or appropriate to enable the Corporation effectively to bring suit to enforce such rights.

         9.8 Non-Exclusivity of Rights. The right to indemnification provided by this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

         9.9 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify that person against such expense, liability or loss under Delaware law.

         9.10 Expenses as a Witness. To the extent that any director, officer or employee of the Corporation is, by reason of that position, a witness in any action, suit or proceeding, he or she will be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

         9.11 Non-Applicability to Fiduciaries of Employee Benefit Plans. This
Article IX does not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in that person's capacity as such, even though that person may also be an agent of the Corporation. The Corporation shall have the power to indemnify that trustee, investment manager, or other fiduciary to the extent permitted by Delaware Corporation Law ss. 102.

         9.12 Separability. Each and every paragraph, sentence, term and provision of this Article IX is separate and distinct, so that if any paragraph, term or provision shall be held to be invalid or unenforceable for any reason, its invalidity or unenforceability shall not affect the validity or enforce ability of any other paragraph, sentence, term or provision of this
Article IX. To the extent required, any paragraph, sentence, term or provision of this Article IX may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article IX and any agreement between the Corporation and the claimant, the broadest possible indemnification permitted under applicable law.

         9.13 Effect of Repeal or Modification. No repeal or modification of this Article IX shall adversely affect any right of indemnification of a director, officer, employee or agent of the Corporation existing at the time of the repeal or modification with respect to any action or omission occurring prior to such repeal or modification.

         The Registrant has entered into indemnification agreements with certain of its directors and executive officers which require the Registrant to indemnify such persons to the fullest extent permitted by applicable law.

         The Registrant maintains an insurance policy pursuant to which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of their being or having been such directors and officers.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.     Exhibits.

Exhibit
Number             Description
------             -----------

3.1         Restated Certificate of Incorporation of the Registrant; filed
            August 12, 2002
3.2         Bylaws of the Registrant as amended through May 4, 2001
5.1         Opinion of Sheppard, Mullin, Richter & Hampton LLP dated, August
            30, 2002
23.1        Consent of Sheppard, Mullin, Richter & Hampton LLP (see Exhibit 5.1)
23.2        Consent of Independent Auditors (Novogradac & Company LLP)
99.1        1998 Incentive Stock Option Plan
99.2        Form of Non-Qualified Stock Option Agreement

Item 9.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 6th day February, 2003.

                                  CAPITAL ALLIANCE INCOME TRUST LTD.,
                                  A REAL ESTATE INVESTMENT TRUST

                                  By: /S/ Richard J. Wrensen
                                      ----------------------
                                      Executive Vice President
                                      and Chief Financial Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below has constituted and appointed each of Thomas B. Swartz, Dennis R. Konczal and Richard J. Wrensen his true and lawful attorney-in-fact and agent, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Thomas B. Swartz                                     Dated: February 6, 2003
--------------------
Thomas B. Swartz
Chairman, Chief Executive Officer and Director
(Principal Executive Officer)

s/s Richard J. Wrensen                                   Dated: February 6, 2003
----------------------
Richard J. Wrensen
Executive Vice President, Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

/s/ Dennis R. Konczal                                    Dated: February 6, 2003
---------------------
Dennis R. Konczal
President, Chief Operation Officer and Director

/s/ Stanley C. Brooks                                    Dated: February 6, 2003
---------------------
Stanley C. Brooks
Director

/s/ Harvey Blomberg                                      Dated: February 6, 2003
-------------------
Harvey Blomberg
Director

/s/ Donald R. Looper                                     Dated: February 6, 2003
--------------------
Donald R. Looper
Director

                                    EXHIBITS
                                       TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------
                       CAPITAL ALLIANCE INCOME TRUST LTD.,
                         A REAL ESTATE INVESTMENT TRUST



                                  EXHIBIT INDEX

Exhibit                                                              Sequential
Number      Description                                              Page Number
------      -----------                                              -----------
3.1         Restated Certificate of Incorporation of the Registrant;     14
            filed August 12, 2002
3.2         Bylaws of the Registrant as amended through May 4, 2001      25
5.1         Opinion of Sheppard, Mullin, Richter & Hampton LLP dated,
            August 30, 2002                                              50
23.1        Consent of Sheppard, Mullin, Richter & Hampton LLP
            (see Exhibit 5.1)                                            52
23.2        Consent of Independent Auditors (Novogradac & Company LLP)   55
99.1        1998 Incentive Stock Option Plan                             57
99.2        Form of Non-Qualified Stock Option Agreement                 75